Exhibit 4.3

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made the 30th day of January, 2004. BETWEEN:

NAYARIT GOLD INC., a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as "Nayarit Gold")

OF THE FIRST PART,

and

GREAT HORN, INC., a corporation incorporated under the laws of the State of Delaware

(hereinafter referred to as "Great Horn")

OF THE SECOND PART,

and

BELITUNG LIMTED, a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as "Belitung")

OF THE THIRD PART,

and

KILDONAN INC., a corporation incorporated under the laws of the Cayman Islands

(hereinafter referred to as "Kildonan")

OF THE FOURTH PART,

and

MINERA PORTREE de ZACATECAS S.A. de C.V., a corporation incorporated under the laws of the Republic of Mexico

(hereinafter referred to as "Minera Portree")

OF THE FIFTH PART.

THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

SCHEDULES

The following schedules attached hereto shall form part of this Agreement:

Schedule "A"	Purchased Assets
Schedule "B"	3.5% Net Smelter Return Royalty
Schedule "C"	La Estrella Property Conditional Purchase Agreement
Schedule "D"	Great Horn Expenditures
Schedule "E"	Consent of Diadem Resources Ltd.

PROPERTY TO BE PURCHASED AND SOLD

2.

Subject to the terms and conditions hereof, Minera Portree hereby sells, assigns and transfers to Nayarit Gold and Nayarit Gold hereby purchases from. Minera Portree certain assets described in Schedule "A" (the "Purchased Assets"), and Great Horn, Belitung and Kildonan each consent to such purchase and sale on the terms provided for herein.

PURCHASE CONSIDERATION

3.

The purchase consideration for the Purchased Assets shall be the following:

(a)

Reimbursement of U.S. $102,644 in cash expenditures incurred by Great Horn as detailed in Schedule "D"; and

(b)

Delivery by Nayarit Gold to Belitung Limited of a 3.5% net smelter return royalty in the form as provided in Schedule "B" (the "Orion Royalty").

PAYMENT OF THE PURCHASE PRICE

3.

The Purchase Price shall be paid and satisfied by:

(a)

delivery of a certified cheque in the amount of U.S. $102.644 payable to Great Horn concurrent with the execution hereof;

and

(b)

delivery of the Orion Royalty duly executed by Nayarit Gold

CONSENT OF DIADEM RESOURCES LTD.

 4.

Concurrent with the execution of this Agreement, Great Horn, Belitung, Kildonan and Minera Portree shall deliver the duly executed consent of Diadem Resources Ltd. to the sale of the Purchased Assets to Nayarit Gold as provided for herein in the form attached as Schedule “E”

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

5.

Each of Great Horn, Belitung and Kildonan jointly and severally represent and warrant with Nayarit Gold that:

(a)

it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)

it has all necessary corporate power, authority and capacity to dispose and/or authorize the disposition of the Purchased Assets and to perform its respective obligations hereunder;

(c)

Great Horn, Belitung, Kildonan and Minera Portree are the sole legal and beneficial owners of the Purchased Assets and have the exclusive right to dispose of the Purchased Assets;

(d)

the Purchased Assets are not subject to any liens, encumbrances or third party interests whatsoever except as disclosed in Schedule "A";

(e)

this Agreement is a valid and binding Agreement, enforceable against it in accordance with its terms; and

(f)

the execution and performance by the parties hereto of this Agreement does not conflict with any contracts or other obligations to which it may be bound, and does not conflict with and does not and will not result in a breach of its articles, by-laws or resolution

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.

         Nayarit Gold hereby represents, warrants and covenants with each of Great Horn, Belitung and Kildonan that:

(a)

Nayarit Gold is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario;

(b)

Nayarit Gold has all necessary corporate power, authority and capacity to acquire the Purchased Assets and to perform its obligations hereunder;

(c)

this Agreement is a valid and binding Agreement of Nayarit Gold enforceable against Nayarit Gold in accordance with its terms; and

(d)

the execution and performance by the parties hereto of this Agreement does not conflict with any contracts or other obligations to which Nayarit Gold may be bound, and does not conflict with and does not and will not result in a breach of its articles, by-laws or resolutions.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.

Each of the aforementioned representations and warranties of the parties hereto shall survive the completion of the purchase and sale of the Purchased Assets for a period of ten years from the date hereof.

INDEMNITY AND SET-OFF

 8.

Each of Great Horn, Belitung, Kildonan and Minera Portree (collectively, the "Indemnitors") jointly and severally agree for a period of ten years from the date hereof to indemnify, defend and hold harmless Nayarit Gold and its successors and assigns from and against all losses, liabilities, damages deficiencies, costs or expenses (including reasonable fees and expenses of counsel and agents whether or not litigation has occurred and including the cost of enforcing this section) (collectively "Losses") based upon, arising out of or otherwise incurred in respect of:

(a)

any breach of any representation or warranty of the Indemnitors, and any covenant or agreement of the Indemnitors contained in this Agreement, the Schedules referenced in this Agreement, or any other certificate or other document delivered to Nayarit Gold in connection with this Agreement;

(b)

any claim against the Purchased Assets, whether known or unknown;

(c)

any federal, provincial, local and foreign income, profits, franchise, sales, use, occupancy, ad valorem and other taxes, assessments, reassessments, penalties, interest and fines based upon, arising out of, relating to or otherwise incurred in respect of the Purchased Assets or arising out of, relating to or otherwise incurred in respect of the purchase and sale provided for herein; and

(g)

any person's employment or consulting relationship with the Indemnitors and/or the termination of any such employment or consulting relationship.

9.

Belitung expressly agrees that Nayarit Gold shall have the right, but not the obligation, to set off any unsatisfied Losses against any and all amounts payable to Belitung pursuant to the Orion Royalty, including the buy-out of the royalty, of any unsatisfied Losses.

FURTHER ASSURANCES

10.

The parties hereto agree to execute such further and other assurances and documents and to do all such things and actions which shall be necessary or proper for the carrying out of the purpose and intent of this Agreement. In particular, it is understood and agreed that Nayarit Gold will incorporate a subsidiary under the laws of the Republic of Mexico to take title to the Purchased Assets, and the parties hereto agree to execute such conveyancing and other documents as may be required under the laws of Mexico which are necessary to effect the transfer of title of the Purchased Assets to the Mexican subsidiary.

GENERAL

11.

Any headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

12.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the courts of such Province shall have jurisdiction to entertain any action arising in connection with this Agreement.

13.

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and/or assigns.

14.

This Agreement supersedes and replaces all prior negotiations and/or agreements made between the parties hereto, whether oral or written, and contains the entire understanding between the parties with respect to the subject matter hereof.

15.

This Agreement may not be amended or modified in any respect except by written instrument signed by each of the parties hereto.

16.

This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together constitute one and the same instrument, and notwithstanding the date of execution shall be deemed to bear the date as of the date written in the beginning of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

   NAYARIT GOLD INC.

   GREAT HORN, INC.

BELITUNG LIMITED

KILDONAN INC.

MINERA PORTREE de ZACATECAS S.A. de CV

SCHEDULE "A"

DESCRIPTION OF PURCHASED ASSETS

A. Orion Property

CLAIM NAME	TITLE NO.	AREA/HECTARES
ORION	205616	527.5021

Title: Title to this property is in the name of Minera Portree de Zacatecas S.A. de C.V. which company owns a 100% interest in the property subject to the following royalties:

(a)

10% net profits interest royalty held by Portree Inc. (the "Portree NPI"). The Portree NPI is not evidenced by any formal agreement other than a letter agreement dated November 30, 1999 between Diadem Resources Ltd. and Portree Inc.; and

(b)

3.5% net smelter returns royalty held by Belitung Limited in the form attached as Schedule "B" to this Agreement.

B. La Estrella Property

CLAIM NAME	TITLE NO.	AREA/HECTARES
LA ESTRELLA	196 009	146.3529

Title: Title to this property is in the name of Adrian Evodio Prado Gomez. Minera Portree de Zacatecas S.A. de C.V. has an interest in this property pursuant to an agreement dated November 28, 2003 between Minera Portree de Zaeat :cas S.A. de C.V. and Adrian Evodio Prado Gomez. A copy of this agreement with and English translation is attached as Schedule "C" to this Agreement. The agreement is a form of conditional purchase agreement which provides for the payment of U.S. $25,000 upon execution plus payment of the applicable value added tax, which amounts have been paid. At total of six annual payments are due over the next 6 years. This property is not subject to any other interests or encumbrances.

C. El Magnifico Property

CLAIM NAME	TITLE NO.	AREA/HECTARES
EL MAGNIFICO	59/6,758	7,650.4425

Title: Title to this property is in the name of Minera Portree de Zacatecas S.A. de C.V. which company owns a 100% interest in the property. This property is not subject to any other interests or encumbrances.

SCHEDULE "B"

ROYALTY AGREEMENT

THIS AGREEMENT MADE as of the 30th day of January, 2004.

BETWEEN:

NAYARIT GOLD INC., a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as the "Corporation")

OF THE FIRST PART,  and

BELITUNG LIMTED, a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as the "Royalty Holder")

OF THE SECOND PART,

WHEREAS the Corporation has acquired the Property as defined herein subject to the terms of a Royalty as defined herein; and

AND WHEREAS it is necessary to document the Royalty provided for herein;

NOW THEREFORE THIS AGREEMENT WITHNESSETH that in consideration of the premises and mutual covenants and agreements herein contained the parties covenant and agree as follows:

ARTICLE I: INTERPRETATION

1.01

Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

a)

"Affiliate" means a corporation or other entity which, in relation to another corporation or other entity, is controlled by or controls such other corporation or entity or is controlled by the same person, group of persons or certain of them or by the same corporation or entity which controls such other corporation or entity and where two or more corporations or other entities are Affiliates of the same corporation or entity they are Affiliates of each other;

b)

"Control", "Controls", "Controlled" or similar expression mean the holding by a person or group of persons, directly or indirectly, of securities of a corporation or entity or comparable beneficial interests in an entity (for purposes hereof, "securities" shall include such interests) to which are attached more than 50% of the votes or similar rights of decision that may be cast to elect directors or any similar managing body of the corporation or entity, if such votes or rights are sufficient, if exercised, to elect a majority of the directors or similar managing body of the corporation or entity, other than holding such securities by way of security only, provided that control in fact of such corporation or entity, whether directly through the ownership of securities or a right or option to acquire securities or indirectly through a trust, contract, the ownership of securities of any other corporation or entity or otherwise, is not primarily exercised by a person or group of persons other than the holder of the said securities rather than by such holder, in which case such other person or group of persons shall be deemed to control such corporation or entity for all purposes hereof, and provided that for purposes hereof persons who act in concert in regard to the voting of securities or otherwise in regard to the business and affairs of a corporation or entity shall be considered a group of persons;

c)

"Dollars" or "$" means dollars of Canada unless specified otherwise;

d)

"Fair Market Value" of Product means the price for such Product quoted by the London Metal Exchange or, if such Product is not traded on or quoted by the London Metal Exchange, the price for such Product quoted by another recognized public exchange on which such Product is traded;

e)

"Net Smelter Return" and "NSR" means the aggregate amount received from the sale of Product to a third party less all charges made by the smelter or refinery purchaser including, without limitation, charges for treatment, sampling and penalties; provided that if any Product is sold to a party that is a shareholder of the Corporation or is an Affiliate of the Corporation or of any shareholder of the Corporation the amount received for the sale of such Product shall be the Fair Market Value thereof determined as of the date of the sale and the deductions for smelter charges shall be the weighted average of the charges made by a representative group of smelters or refineries which are capable of taking and treating such Product and which offer terms which are not less favourable to the seller than are reasonably available in the market; and further provided that if the Corporation or any Affiliate of the Corporation or of any shareholder of the Corporation take any Product in kind or Product is delivered in kind pursuant to a contract or agreement with a third party, the amount received and the smelter charges for such Product shall be computed as of the date of delivery of such Product as though such delivery constituted a sale of such Product by the Corporation or to such Affiliate or such third party, as the case may be and the provisions of the preceding proviso shall apply;

f)

"Product" means all ores, minerals, concentrates, metals, including precious metals and by-products mined and/or produced from any of the Property;

g)

"Property" means the Orion Property which may be described as follows:

CLAIM NAME	TITLE NO.	AREA/HECTARES
ORION	205616	527.5021

h)

"Royalty" means the royalty described in Section 2.01.

1.02

Sections and Headings

The division of this Agreement into Articles and Sections and insertions of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof' "hereunder" and similar expressions refer to this Royalty Agreement and not to any particular Article, Section or other portion hereof and not to any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03

Number

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.04

Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principals.

ARTICLE II: NET SMELTER RETURN

2.01

Grant of Royalty

The Corporation does hereby grant to Royalty Holder a royalty (the "Royalty") in the Property calculated as 3.5% of the Net Smelter Return from the Property.

2.02

 Payment of Royalty and Statements

The Corporation shall pay to Royalty Holder the Royalty to which it is entitled for all Product delivered during each quarter year within 15 days after the end of the quarter year to which the payment relates. Each payment shall be accompanied by a statement showing the calculation of the Net Smelter Return for the relevant quarter year including particulars of the nature, quality and quantity of Product extracted, produced, processed, sold and delivered and the computation of the Net Smelter Return. Within 90 days after the end of each calendar year the Corporation shall provide Royalty Holder with a statement of the Net Smelter Return for such year duly certified by an outside auditor for the Corporation accompanied by payment of any balance (the "Balance") owing for such year. Any overpayment made in any year shall be deducted from the payments due in any subsequent year. The Corporation shall deliver to Royalty Holder within 90 days after the end of each calendar year, an annual report setting out in reasonable detail forecasts for and results of the mining operations, levels of production and deliveries and other relevant information and shall notify Royalty Holder on a timely basis of any material change or expected change in the mining operations, production levels or delivery levels.

2.03

Access to Books, Records and Data

a)

The Corporation shall at all times keep and maintain full and complete books and records of all matters affecting the mining operations, maintenance of the Property and the computation of the Net Smelter Return. Royalty Holder shall have the right, at its own risk and expense, to have its representative or auditor inspect and audit the books and records of the Corporation and make copies and extracts thereof.

b)

The Corporation shall provide information and data regularly to Royalty Holder and in any event quarterly on all activities proposed to be conducted and activities that have been conducted by the Corporation and the results thereof. Such information and data reports shall be provided for each quarter by the 30th day of the month next following.

c)

The Corporation shall permit Royalty Holder and its representatives to have access, at Royalty Holder's cost and risk, to the Property and the data and records of the Corporation.

2.04

Dealing with Property

The Corporation shall not sell, assign, transfer or dispose of any of the Property or any interest therein without first obtaining from the purchaser or assignee, as the case may be, a covenant and agreement in favour of Royalty Holder to assume the Royalty and the obligations of the Corporation to Royalty Holder under this Agreement and to deliver to Royalty Holder a copy of such covenant and agreement which covenant and agreement shall be in form and substance satisfactory to Royalty Holder. The Corporation shall maintain all the Property in good standing and shall not abandon any of the Property without the prior consent of Royalty Holder, which consent will not be unreasonably withheld. The Corporation shall comply with all requirements of the Republic of Mexico with regard to operations on and maintenance of the Property. Royalty Holder may register or record against the title to the Property this Agreement or notice of its Royalty interest in the Property as provided in this Agreement and the Corporation shall co-operate and assist Royalty Holder to effect such registration including, without limitation, the execution of any documents or instruments which may be required to evidence the Royalty interest of Royalty Holder in the Property.

2.05

Buyback of Royalty

The Corporation shall have the right at any time to purchase the Royalty for a value of Cdn. $250,000 (the "Royalty Buyback Price"). For greater certainty the right to purchase the Royalty provided for herein is at the sole option of the Corporation. The Corporation has the option to pay the Royalty Buyback Price to the Royalty Holder as follows:

(a)

delivery to the Royalty Holder of a certified cheque or bank draft in the amount of the Royalty Buyback Price; or

(b)

issuance to the Royalty Holder of that number of fully paid and non-assessable common shares (the "Shares") of the Corporation as such Shares shall be constituted at the time of purchase which equals the Royalty Buyback Price divided by the "Market Price" except that, in any event, the maximum number of Shares which may be issued hereunder shall not exceed 500,000 shares. For the purpose of this Royalty, "Market Price" means the weighted average trading price of the Shares on the TSX Venture Exchange, or other published market if the Shares are not then listed on the TSX Venture Exchange, for each of the business days on which there was a closing price falling not more than twenty (20) business days immediately prior to the date of notice of purchase of the Royalty. In the event that the Shares trade on the TSX Venture Exchange or such other published market for fewer than ten (10) of such twenty (20) business days, the Market Price shall be based upon the simple average of the following prices established for each of such twenty (20) business days:

(i)

the average of the bid and ask prices for each day on which there was no trading; and

(ii)

the weighted average trading price of the Shares for each day that there was trading.

No fractional certificates shall be issued and if any issuance of Shares in consideration for purchase of the Royalty would result in the Royalty Holder being entitled to receive a fraction of a Share, the Corporation shall issue the next greater number of whole Shares.

ARTICLE III: GENERAL

3.01

Entire Agreement

This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

3.02

Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

3.03

Assignment

Except as may be expressly provided in this Agreement, neither party shall assign its respective rights or obligations under this Agreement without prior written consent of the other.

3.04

Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.05

Further Assurances

Each of the parties shall execute and deliver all such documents, deeds and instruments and give such further assurance and do or cause to be done all such acts and things as may be requested by the other party to fully and effectively implement the intention and purpose of this Agreement.

3.06

Notices

Any notice, request, demand, invoice or other communication (the "Notice") required or permitted to be given hereunder shall be in writing a id may be delivered personally or by prepaid mail or by telex or facsimile communication with return receipt requested addressed to a. party.

In the case of Royalty Holder:

330 Bay Street

Suite 830 Toronto, Ontario

M5H 2S8

Tel: (416) 3687041
Fax: (416) 362-579

In the case of the Corporation:

Suite 600

15 Toronto Street

Toronto, Ontario M5C 2E3

Tel: (416)308-3332
Fax: (416)368-8957

or at such other address or to such other telex or facsimile number as a party may, from time to time, advise the other party by notice. A notice shall be deemed to be received if served personally on the date of delivery; if mailed, five days following the date of mailing and if sent by telex or facsimile communication, on the business day following the transmission thereof.

3.07

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

3.08

Arbitration

Any dispute which may arise under this Agreement or in the interpretation hereof which cannot be settled by the parties shall be finally settled by arbitration which shall be conducted in accordance with the Rules of Arbitration under the International Commercial Arbitration Act of Ontario, Canada and if such rules do not apply the arbitration shall be conducted in accordance with the Rules of Arbitration under the Arbitration Act of Ontario, Canada. A party may submit a dispute to arbitration by notice to the other party appointing an arbitrator and the two arbitrators shall, within 30 days of the appointment of the second arbitrator, appoint a third arbitrator and failing agreement on the appointment of the third arbitrator, the third arbitrator shall be appointed by a Justice of the Ontario Court (General Division). The arbitration shall be conducted in English in Toronto, Ontario, Canada and the decision of a majority of the arbitrators shall be final and binding on the parties. The submission of the dispute to arbitration shall not delay or otherwise affect the performance of this agreement which shall continue while the arbitration proceeds.

IN WITNESS WHEREOF the parties have executed this Agreement.

"NAYARIT GOLD INC."

Per: Signing Officer

"BELITUNG LIMITED"

Per: Signing Officer

SCHEDULE “C:”

LA ESTRELLA PROPERTY CONDITIONAL PURCHASE AGREEMENT

CONTRACT FOR THE EXPLORATION OF A MINING LOT AND OPTION TO PURCHASE MINING RIGHTS ENTERED INTO, ON THE ONE HAND, BY EVODIO PRADO AND, ON THE OTHER HAND, BY MINERA PORTREE DE ZACATECAS, S.A. DE C.V., REPRESENTED BY MR. LUIS EMILIO VILLANUEVA AVELLANEDA.

REPRESENTATIONS

I.

Minera Portree de Zacatecas, S.A. de C.V. (hereinafter "Portree"), by way of its representative, represents that:

I.A.

It is a Mexican mining company the incorporation of which is recorded in public document Number 54354 dated September 2 ?, 1989, executed before Gerardo Correa Etchegaray, Esq., Notary Public No. 89 of the Federal District and registered in the Public Registry for Property and Commerce of the Federal District, under Number 29, Pages 131 to 138, Volume 58, Commerce Section, on June 25, 1990 and on October 17, 1999, in the Public Mining Registry (hereinafter "PMR") under Number 53, Pages 46 (face page) to 47 (face page), Volume 29 of the Book of Mining Corporations.

I.B.

It is interested in exploring and, as the case may be, exploiting the Mining Lots.

II.

Where, in this contract, reference is made to "Mining Lots", such reference shall be construed as referring to the mining lot that is mentioned in Representation 11.B that follows, and, when reference is made to "Concessions" or to "Concession Rights", it shall refer to the mining concession rights of the Mining Lot and to the mining concession rights arising from such concessions.

III.

"Prado" (hereinafter "Prado") represents that:

II.A He is a Mexican citizen, a Bachelor of Administration, a businessman, residing at Centenario No. 7, Escuinapa, Sinaloa, Postal Code 82400 and that he has the legal capacity to contract with "Portree" as regards this contract.

II.B. He owns the mining concession rights in respect of the lot referred to below:

Lot

Title

LA ESTRELLA

196009.

II.C. Except as otherwise provided in this representation, the Concession is not encumbered by any charge or lien, nor is there any litigation or dispute with other individuals or authorities, nor any other circumstance, that could impede or prevent the free exercise of the mining concession rights, nor are they subject to any pledge or option agreement or to any contract for exploration or exploitation or any other type of agreement.

Further to the above representations, NOW, THEREFORE, the parties agree as follows:

STIPULATIONS

FIRST. Exploration and, as the case may be, Exploitation Rights. As of the date of execution of this contract ("Date of Execution"), "Prado" grants unto "Portree", and the latter acquires, the exclusive right to explore and, as the case may be, to exploit the Mining Lot, according to the terms and conditions of this contract.

SECOND. Term.  This contract shall be for an indefinite term, as of its Date of Execution, subject to the termination clauses described below.

THIRD. Work and Minimum Investments.  Throughout the term of this contract, "Portree" shall be entitled to undertake, subject to its exclusive authority and liability, all research and exploration work that it deems useful and conducive to determining the existence of deposits of economically viable mineral substances in the Mining Lot and, as the case may be, exploiting said deposits.

"Prado" covenants to keep "Portree" and save it harmless from any liability whatsoever to any authorities or individuals, arising from the work performed by "Prado", its employees or its contractors in the Mining Lot.

As for "Portree", it covenants to keep "Prado" and save it harmless from any liability whatsoever to any authorities or individuals, arising from work not performed by "Prado", its employees or its contractors in the Mining Lot during the term of this contract.

FOURTH.   Proof of Work Performed. The exploration and, as the case may be, exploitation work carried out by "Portree" pursuant to the terms of the third clause above shall be sufficient to establish, in due course, before the competent mining authorities, the work performed and investments made in the Mining Lot according to the terms of the Mining Law and its Regulations. Likewise, during the term of this contract, "Portree" shall prepare and present in a timely fashion the reports necessary to establish the conduct of operations and performance of work in the Mining Lot.

However, should it not be legally possible, for any reason, for "Portree" to provide evidence of the work performed, the latter shall provide "Prado" with such information, reports and items as shall be sufficient and necessary to establish the performance of the work, so that "Prado" may submit the reports evidencing the operations conducted and work performed in the Mining Lot.

Should "Portree" decide to terminate this contract prior to term, in accordance with the Tenth Clause below, "Portree" shall provide "Prado" in a timely manner with all the items necessary to evidence the conduct of operations and the performance of work until the date of early termination of this contract..

FIFTH. Consideration.    In order to maintain in effect the right of exploration and, as the case may be, exploitation granted to "Portree" in the First Clause above, "Portree" shall 5.A, make a minimum investment in Exploration and/or Exploitation Expenses in keeping with the mining law of Mexico and its regulations and, like wise, shall pay the surface rights with respect to the mining lots as determined from time to time by the General Mining Directorate, starting on January 1st, 2004.

5.A.

pay the following amounts to "Prado":

5.B.1. US $25,000 upon execution of this agreement

5.B.2. US $50,000 upon the first anniversary of the Date of Execution

5.B.3. US $75,000 upon the second anniversary of the Date of Execution

5.B.4. US $100,000 upon the third anniversary of the Date of Execution

5.B.5. US $100,000 upon the fourth anniversary of the Date of Execution

5.B.6. US $100,000 upon the fifth anniversary of the Date of Execution

5.B.7. US $1,000,000 upon the sixth anniversary of the Date of Execution, upon which date "Prado" shall transfer to "Portree" 100% of the mining rights arising from the Lot.

Value-added tax shall be added to the amounts described in 5.B.1 on to 5.B.7 respectively.

5.B.

Should "Portree" commence exploitation activities and commercial operations in the Mining Lot to which this contract applies, "Portree" shall repay unto "Prado", within six months following the start of the commercial activities of exploitation, all the amounts that have not yet been paid, according to Clause 5.B above.

SIXTH. Concept. The Exploration Expenses incurred by "Portree” in the Mining Lots shall represent the compensation for the right to explore and, as the case may be, to exploit the Mining Lots to which the First Clause above refers, and for the Option.

SEVENTH. Repayment. Should "Portree" terminate this contract prior to term, "Prado", its successors or assigns shall not be required to return to "Portree" any amount that "Portree" had invested in Exploration Expenses or to maintain in effect the Concessions in accordance with this contract.

EIGHTH. Payment of Mining Rights. "Portree" shall be liable to pay the mining rights for the Concessions, which rights arise as of the first semester of 2004 and for so long as this contract shall be in force.

NINTH.   Suspension of the Performance of Obligations. The obligations of “Portree”, as stipulated in this contract, shall remain suspended should an Act of God or an event of force majeure occur including, inter alia, wars, riots, strikes and legal or illegal short-term work stoppages, interruption of access to the Mining Lots for natural or man-made and similar causes.

TENTH.  Means of Termination of this Contract.  This contract shall be deemed terminated upon the grounds set out in the following subparagraphs:

10.A.

Early Termination. "Portree" shall be entitled to terminate this contract in its entirety in any time by providing written notice to "Prado." As of the date of such notice, all its obligations shall cease hereunder.

"Portree" shall be required to provide "Prado", within the 90 days following the date of early termination of this contract, with a copy of the evidence of payment of surface taxes, proof of the work performed and of the engineering studies conducted in the Mining Lots.

10.B.

Termination Due to Non-Execution.  Should any of the parties cease executing any of the obligations stipulated in this contract, the party not in default shall provide the party in default with written notice to that effect. Should the default not be cured within thirty (30) calendar days following receipt of the notice, the party not in default shall be entitled to deem this contract to be terminated, without prejudice to its right to claim damages and injury as a result of the non-execution of this contract.

ELEVENTH. Assignability of this Contract. The parties shall be entitled at any time to assign the rights and obligations arising from this contract to a third party who shall possess legal capacity in relation thereto, by means of notice by certified mail or any other registered means, given in writing to the other party.

Upon assignment, the Assignor shall be entirely released from all obligations assumed in this contract. The assignee shall assume all the rights and obligations of the Assignor.

TWELFTH. Expenses and Taxes. Expenses and taxes arising from the ratification of this contract before a Notary Public shall be borne by "Portree", but not the taxes on the earnings or income received by "Prado".

THIRTEENTH. Notices. Any notice to be given by the parties to each other pursuant to this contract shall be in writing and forwarded in a reliable manner to the addresses designated by the parties to that effect.

Save notice to the contrary, the parties designate the following addresses for the receipt of notices in connection with this contract:

Minera Portree de Zacatecas, S.A. de C.V. Mr. Luis Emilio Villanueva Avellaneda Constitucion de 1917 # 115

Zacatecas, Zac. Postal Code 98040

"PRADO"

Centenario No. 7, Escuinapa, Sin.

FOURTEENTH. Jurisdiction. In respect of all disputes arising between the parties relating to the interpretation or execution of this contract, the parties attorn to the jurisdiction of the courts of the State of Sinaloa, and expressly waive their right to bring the matter before any other jurisdiction to which they would be entitled.

For registration purposes, this contract is executed in four counterparts in__________________, on

Minera Portree de Zacatecas, S.A. de C.V.

/s/Adrian Evodio Prado Gomez

    Adrian Evodio Prado Gomez

/s/Yukiko Adachi de Prado

    Yukiko Adachi de Prado

SCHEDULE “D”

GREAT HORN EXPENDITURES

Date	Item	Amount (US) $

Mar./03**	-A. Ramirez, consultant- compile plan map, search title to mining claim, surrounding Orion claim report	$ 1,500

Mar./03**	-L. Villaneuva travel and out of pocket expenses- due diligence review with G. Langille	1,900

July/03*	-Staking El Magnifico Claim-fees, surveying, equipment rental.	15,927

July/03*	-Settle outstanding property taxes on Orion Claim	3,643

July/03**	-50% of fees air fare & travel expenses for H. Becker-Fluegel, P. Howe, B. Brady	4,812

Nov./03*	-initial payment to Adrian Prado re: purchase of La Estrella claim	28,750

Nov./03**	-airfare & travel expenses for H. Becker-Fluegel, P. Howe, L. Villaneuva	9,822

June-Dec./03*	-50% of monthly salary ($4,000/mo) of Luis Villanueva paid by Minera Portree re: local administration of properties, representation and due diligence	14,000

June-Dec./03*	-local (Mexico) general and administrative costs.	14,790

		$102.644

* These items were paid in Mexico by Minera Portree from cash advances made to Minera Portree by Great Horn.

** These items were paid directly by Great Horn from New York.

SCHEDULE "E"

CONSENT & CONFIRMATION OF DIADEM RESOURCES LTD. TO:

NAYARIT GOLD INC.

AND TO:

GREAT HORN INC.

BELITUNG LIMITED

KILDONAN INC.

MINERA PORTREEE de ZACATECAS S.A. de C.V.

RE:

Asset Purchase Agreement dated January 30, 2004 among Nayarit Gold Inc., Great Horn Inc., Belitung Limited, Kildonan Inc. and Minera Portree de Zacatecas S.A. de C.V. (the "Agreement")

The undersigned acknowledges receipt of a copy of the Agreement and hereby consents to the sale of the Purchased Assets (as defined in the Agreement) to Nayarit Gold Inc. and the Undersigned hereby further confirms that upon the effective date of such sale it will have no right, title or interest in the Purchased Assets and no claim, contingent or otherwise, against the Purchased Assets or Nayarit Gold Inc. The undersigned further hereby agrees to execute such further and other assurances and documents and to do all such things and actions which shall be necessary or proper for the carrying out of the purpose an-1 intent of the Agreement.

DATED at Toronto, Ontario this 30th day of January, 2004.

DIADEM RESOURCES LTD.